Exhibit 10.4

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”) is made this 2nd day of October, 2012, by and between COMPUTER SOFTWARE INNOVATIONS, INC., a Delaware corporation (the “Company”), and BEVERLY N. HAWKINS (“Employee”).

WITNESSETH:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated October 2, 2012, with N. Harris Computer Corporation, a company organized under the Business Corporations Act (Ontario) (“Harris”), NHCC Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and, solely with respects to Section 9.14 thereof, Constellation Software Inc., a company organized under the Business Corporations Act (Ontario) and the parent of Harris (“Constellation”), which provides for Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) for all of the outstanding shares of the Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), along with the associated rights, and all of the outstanding shares of the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”) and that, following consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company and Employee are parties to that certain Employment Agreement, dated March 1, 2009 (the “Employment Agreement”), that provides, among other things, (i) for a base salary, currently payable at the rate of $210,000 per annum (the “Base Salary”), and (ii) that the Company may terminate the Employment Agreement and Employee’s employment with the Company for convenience upon not less than sixty (60) days’ prior written notice to Employee;

WHEREAS, upon a termination of Employee by the Company for convenience, Employee is entitled to receive a payment in the amount of one hundred seventy-five percent (175%) of Employee’s Base Salary, less required withholdings and deductions, paid in equal monthly installments for twelve (12) months beginning the month following the date of termination, plus, when otherwise payable, (i) all salary earned but unpaid as of the date of termination, (ii) any unpaid reimbursable expenses outstanding as of such date, and (iii) any benefits to which Employee or her beneficiaries may be entitled under the plans and programs described in Sections 3(b) and (d) of the Employment Agreement as determined in accordance with the terms of such plans and programs;

WHEREAS, in connection with the Merger, the Company desires to terminate Employee’s employment with the Company (the “Termination for Convenience”) immediately following the Effective Time (as defined in the Merger Agreement);

WHEREAS, the Company and Employee desire to enter this Agreement to provide for (i) payment in full satisfaction of the Company’s obligations under the Employment Agreement and (ii) the releases set forth herein; and

WHEREAS, the terms of this Agreement and the Employment Agreement have been approved or ratified by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10 under the Securities Exchange Act of 1934, as amended, and the Chairman of the Compensation Committee is authorized to execute this Agreement on behalf of the Company.

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Employment. Contingent upon the occurrence of the Merger and immediately following the Effective Time, the Company shall cause the Termination for Convenience to occur.

2. Termination Payments. Provided Employee has not revoked the Waiver and Release in accordance with Section 4(b) hereof, the Company shall pay to Employee, less any applicable withholding taxes and deductions, the payments set forth on Schedule A hereto by the dates set forth thereon (the “Termination Payments”). The Company shall remit to the appropriate taxing authority, at or before the time required by law to be so remitted, any withholding taxes (including any social security and Medicare taxes and the Company’s contribution with respect to such taxes) and excise taxes imposed by Section 4999 of the Code, or any similar excise tax applicable to the payments provided for above and to any other amounts or benefits paid or provided to Employee pursuant to this Agreement or the Employment Agreement following the termination of her employment with the Company (the forgoing, collectively, “Withholding Taxes”).

3. Continuing Obligations under the Employment Agreement. From and after the Effective Time, the Company and Employee shall honor all of their respective obligations under the Employment Agreement that are specifically stated to or by their terms survive the termination of Employee’s employment thereunder, including, without limitation, Sections 6 (Company Records and Property), 8 (Nondisclosure of Confidential Information), 9 (Covenants Against Competition), 10 (Reasonableness of Restrictions), 11 (Inventions and Non-Disclosure), 12 (Remedies for Breach), 14 (Contractual Obligations to Former Employers) and 16 (Miscellaneous) thereof; provided, however, that all disputes arising under the Employment Agreement or this Agreement shall hereafter be governed by the terms hereof (including, without limitation, Sections 9 and 10 hereof). It is specifically agreed that the payment by the Company of the Termination Payments (less the Withholding Taxes) shall be in full satisfaction of the Company’s obligations under the Employment Agreement.

4. Releases.

(a) Employee, for Employee and for Employee’s successors, assigns, agents, spouse (if any), predecessors, attorneys, heirs, relatives, executors, administrators and representatives, hereby releases and forever discharges the Company, Merger Sub, Harris, Constellation and their respective predecessors, affiliated entities, parents, subsidiaries, divisions, successors and assigns, and the shareholders, owners, directors, managers, officers, supervisors, employees, agents, attorneys, insurers, agents and representatives of each of the foregoing (collectively, “Releasees”), from any and all claims, causes of action, suits, back-wages, benefits, attorneys’ fees, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, charges, complaints and demands whatsoever, in law, or equity, of any and every kind, nature and character, whether now known or unknown, which the Employee or her successors, assigns, agents, spouse (if any), predecessors, attorneys, heirs, relatives, executors, administrators and representatives ever had, may now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement specifically but not exclusively relating to any and all claims arising out of or related to Employee’s employment with the Company and the separation from that employment, including without limitation any wage claims, any claims for wrongful termination, harassment of any sort, discrimination of any sort, or whether pursuant to contract, general law, tort law or statute, or under any federal, state or local law or regulation (except for any judicially or statutorily mandated right to participate by testifying truthfully in state or federal administrative proceeding before the EEOC or similar state agency, acknowledging that Employee has no right to recover any monetary benefits or compensation in connection with such proceedings). Notwithstanding the generality of the foregoing, nothing herein waives Employee’s rights to assert a breach of this Agreement.

(b) Employee acknowledges that she is waiving and releasing (the “Waiver and Release”) any rights she may have (i) with respect to the Termination for Convenience, including under Section 13(e) of the Employment Agreement or otherwise, and (ii) under the Age Discrimination in Employment Act of 1967 (“ADEA”). Employee acknowledges and agrees that this Waiver and Release is knowing and voluntary. Employee and the Company agree that this Waiver and Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Waiver and Release. Employee acknowledges that the consideration given for this Waiver and Release is in addition to anything of value to which Employee was already entitled (including, without limitation, the acceleration of the payment dates for the Termination Payments as provided on Schedule A hereto). Employee further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Agreement containing the Waiver and Release; (b) she was afforded at least twenty-one (21) days within which to consider this Waiver and Release, which period Employee is permitted to waive by signing this Agreement before the expiration of the twenty-one (21) days and thereby commence the seven (7) day revocation period if she so elects; (c) she has seven (7) days following the execution of this Agreement by the parties to revoke the Waiver and Release; (d) the Waiver and Release shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this Waiver and Release under the

ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to Hogan Lovells US LLP, One Tabor Center, Suite 1500, 1200 Seventeenth Street, Denver, CO 80202, Attn: Paul Hilton, by close of business on the seventh day from the date that Employee signs this Agreement.

(c) Employee hereby waives all rights, if any, that she may have to matching contributions from the Company for any Termination Payments that may be directed into the Company’s 401(k) defined contribution plan or any successor thereto. Employee acknowledges that such matching contributions are entirely within the discretion of the Company and that she is not entitled to, and the Company has no intention of making, matching contributions to a 401(k) or other account for Employee’s benefit, regardless of past practices or any other claim Employee may have to such matching contributions.

5. No Continued Employment. Employee understands and agrees that, as a condition of this Agreement, she shall not be entitled to any employment with the Company, Merger Sub, Harris or Constellation or any of their respective subsidiaries, successors or assigns, and she hereby knowingly and voluntarily waives any right, or alleged right, of employment or re-employment with the Company.

6. Representation Concerning Pending or Existing Claims. Employee expressly represents and warrants that Employee has not to date filed or instituted any claim or proceeding before any court, agency or other tribunal regarding Employee’s employment with the Company, the terms or conditions of that employment, or any alleged violation of state, federal or local law or regulation by the Company and/or its agents and/or employees relating to the matters being released by this Agreement. Employee represents and warrants that Employee is party to no pending lawsuits or other actions or proceedings of any sort against any of the parties released by this Agreement.

7. No Assignment or Transfer of Claims. Employee represents and warrants that Employee has not assigned, transferred or purported to assign or transfer to any other person or entity any rights, claims or causes of action released and discharged by this Agreement and no other person or entity has any interest in the matters released and discharged by this Agreement.

8. Non-Disparagement. Employee agrees not to make any statement whatsoever, whether written or oral, to any person or entity which is disparaging, defamatory, demeaning, critical or negative with respect to the Company or any of its past or present officers, executives, employees or supervisors, or any of the other parties released by this Agreement. The Company shall notify Employee in reasonable detail of any alleged breach of Employee’s obligations under this Section 8 at least 30 days prior to asserting a breach of this Section 8 (and, for the sake of clarity, the Company shall continue to pay the Termination Payments during such 30 day period upon the terms and subject to the conditions set forth herein); provided, however, nothing in the foregoing shall limit the Company’s ability to seek immediate injunctive relief to enjoin continuing or further violations of this Section 8.

9. Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement. The parties further agree that, in the event Employee commences any sort of legal proceeding or action in any court or before any tribunal alleging a claim or cause of action that is released, waived or barred under this Agreement, the Company or other Releasee will be awarded its attorneys’ fees and costs in defending against such action or proceeding upon dismissal of or judgment for the Company or such other Releasee on the barred claim or cause of action.

10. Arbitration. The parties hereto agree that all disputes, claims and controversies between them that arise from, are connected to or with respect to the implementation of this Agreement or the Employment Agreement, including claims of breach of this Agreement or the Employment Agreement, will be resolved by mediation before an agreed mediator with the parties sharing equally in the expense of the mediator. Any disputes that remain following said mediation will be submitted to final and binding arbitration. Arbitration will take place before a single arbitrator who is a former judge and member of JAMS, formerly known as Judicial Arbitration and Mediation Services (“JAMS”) or any successor of JAMS; or, if JAMS or any successor is not available, then by an arbitration entity that can provide a former judge to serve as arbitrator. The arbitration will be conducted pursuant to JAMS policies and procedures except that the costs of said arbitration will initially be borne by the party commencing the arbitration and the prevailing party will be awarded all costs, including reasonable attorneys’ fees and costs and the fees of the arbitrator. The arbitrator, if any, will issue a final, written and binding decision. Any mediation and any arbitration will be conducted in the county in which Employee was last employed by the Company. Notwithstanding anything to the contrary in the foregoing, any claims for breach of Sections 6 (Company Records and Property), 8 (Nondisclosure of Confidential Information), 9 (Covenants Against Competition), and 11 (Inventions and Non-Disclosure) of the Employment Agreement shall not be subject to mandatory mediation or arbitration.

11. Authority. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.

12. No Representations. Employee represents that she has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14. Entire Agreement. This Agreement, along with those provisions of the Employment Agreement which are specifically stated to or by their terms survive the termination of Employee’s employment thereunder (but only to the extent such obligations are not duplicative with the obligations set forth under this Agreement), represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company and the Termination for Convenience, and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the Company and her compensation by the Company.

15. Amendment. This Agreement may only be amended in a writing signed by Employee and the Company.

16. Binding Effect. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement, except as to rights or claims arising under the ADEA, in which case Employee has seven (7) days following the execution of this Agreement to change her mind (solely with respect to such rights and claims) by giving written notice thereof as herein stated. This Agreement shall be void and of no effect if the Merger Agreement is terminated in accordance with its terms.

17. Assignment. Neither this Agreement, nor any rights to or obligations for the payment of money hereunder may be assigned by either party without the prior written consent of the other party hereto; provided, however, that following the consummation of the Offer, the Company may assign this Agreement and all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Constellation without Employee’s consent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPUTER SOFTWARE INNOVATION, INC.

By:	/s/ Shaya Phillips

Name:	Shaya Phillips
Title:	Chairman of Compensation Committee

/s/ Beverly N. Hawkins
Beverly N. Hawkins

ACKNOWLEDGED AND AGREED:

N. HARRIS COMPUTER CORPORATION

By:	/s/ Jeff Bender

Name:	Jeff Bender
Title:	Chief Executive Officer

SCHEDULE A

Termination Payments

•	175% of Base Salary to be paid over twelve (12) months as follows:

•	$30,625.00 on the 15th day of the month following the month in which the Termination for Convenience occurs, or, if such date is not a business day, the next following business day; and

•	$30,625.00 on the 15th day of each of the following eleven (11) consecutive months, or, if any such date is not a business day, the next following business day.

•	Earned but unpaid salary through the date of the Termination for Convenience to be paid within five (5) business days of the date of the Termination for Convenience.

•	Unpaid reimbursable expenses outstanding as of the date of the Termination for Convenience to be verified and paid per Company procedures (including payment date thereof)

A-1